FOR IMMEDIATE RELEASE
November 4, 2021
For more information contact:
Tim McHugh (419) 247-2800

Welltower Reports Third Quarter 2021 Results
Toledo, Ohio, November 4, 2021…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended September 30, 2021.
Recent Highlights
•Reported net income attributable to common stockholders of $0.42 per diluted share
•Reported normalized FFO attributable to common stockholders of $0.80 per diluted share
•Seniors Housing Operating ("SHO") portfolio occupancy increased approximately 210 basis points ("bps") during the third quarter, exceeding our July guidance of an approximate gain of 190 bps
•Achieved same store REVPOR growth of 2.2% within the SHO portfolio during the third quarter, resulting in strong sequential same store revenue growth of 3.5%
•During the third quarter, year-over-year same store revenue growth for the SHO portfolio turned positive in the United States and United Kingdom for the first time since the beginning of the pandemic, a trend that accelerated into quarter end
•Completed $2.2 billion of pro rata gross investments during the third quarter and $4.1 billion year-to-date, including the previously announced acquisition of a portfolio of 85 seniors housing properties previously owned by Holiday Retirement for $1.58 billion
•Subsequent to quarter end, we entered into definitive agreements to acquire four distinct seniors housing portfolios for a pro rata gross investment amount of $1.3 billion
•Year-to-date, sold 29.5 million shares of common stock under our ATM program via forward sale agreements for total gross proceeds of approximately $2.4 billion, of which approximately 11.8 million shares remain unsettled which are expected to generate future gross proceeds of $1.0 billion
•Moody's Investors Services and S&P Global Ratings revised their ratings outlook for Welltower to Stable from Negative and affirmed Welltower's issuer credit ratings as 'Baa1' and 'BBB+', respectively
•Initiated a program with a national payor to deliver wellness coordination services through the presence of onsite Wellness Advisors to senior residents in the New York market. This partnership, the third such program across our seniors housing portfolio, will strengthen residents' connection to health care and wellness resources, enabling aging in place and improved quality of life
•MSCI ESG rating upgraded to 'AA' from 'A', driven by our continued commitment to strong governance practices
COVID-19 Update
SHO Portfolio Virtually all of our communities are currently accepting new residents, resulting in an increase in move-in activity and occupancy rates. Month end occupancy rates are as follows:

	March 2021	April 2021	May 2021	June 2021	July 2021	August 2021	September 2021
Spot occupancy (1)	72.7%	73.2%	73.7%	74.6%	75.2%	75.9%	76.7%
Sequential occupancy change (2)		0.5%	0.5%	0.9%	0.6%	0.8%	0.8%
(1) Spot occupancy represents approximate month end occupancy at our share for 591 properties in operation as of December 31, 2020, including unconsolidated properties but excluding acquisitions, executed dispositions, development conversions since this date as well as one property closed for redevelopment.
(2) Sequential occupancy changes are based on actual spot occupancy and may not recalculate due to rounding.
In the current quarter, SHO portfolio expenses were significantly higher than expectations, driven by higher seasonal utility costs and elevated labor expenses mainly resulting from an increased utilization of contract labor due to a rise in occupancy and a challenging labor market. Our share of contract labor totaled $19 million, which resulted in an unfavorable sequential impact of $9 million or $0.02 per diluted share on net income attributable to common stockholders and normalized FFO for the three months ended September 30, 2021.

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Our share of property-level expenses associated with the COVID-19 pandemic relating to our total SHO portfolio, net of reimbursements including Provider Relief Funds and similar programs in the U.K. and Canada, totaled a benefit of approximately $1 million and $25 million for the three and nine months ended September 30, 2021, respectively, as compared to an expense of approximately $17 million and $64 million for the three and nine months ended September 30, 2020, respectively. These costs included higher labor expenses coupled with expenditures related to procurement of personal protective equipment and other supplies, net of any reimbursements. Such amounts had a favorable impact on net income attributable to common stockholders and normalized FFO per diluted share of less than $0.01 and $0.06, for the three and nine months ended September 30, 2021, respectively, and an unfavorable impact of $0.04 and $0.15 per diluted share for the three and nine months ended September 30, 2020, respectively.
Capital Activity and Liquidity Inclusive of available borrowings under our line of credit, cash and cash equivalents, and IRC Section 1031 deposits, at September 30, 2021, we have $4.0 billion of near-term available liquidity and no material senior unsecured note maturities until 2024. On July 30, 2021, we entered into an amended and restated equity distribution agreement, which among other amendments, increased the total amount of shares of common stock that may be offered and sold under the ATM program from $2.0 billion to $2.5 billion. During the third quarter, we sold 11.5 million shares of common stock under our ATM program via forward sale agreements at an initial weighted average price of $84.36 per share which are expected to generate gross proceeds of approximately $966 million. Since the beginning of the year, we sold 29.5 million shares of common stock under our ATM program via forward sale agreements which are expected to generate gross proceeds of approximately $2.4 billion. As of September 30, 2021, approximately 11.8 million shares remain unsettled, which are expected to generate future gross proceeds of $1.0 billion.
Dividend On November 4, 2021, the Board of Directors declared a cash dividend for the quarter ended September 30, 2021 of $0.61 per share. This dividend, which will be paid on November 23, 2021 to stockholders of record on November 16, 2021, will be our 202nd consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Quarterly Investment and Disposition Activity In the third quarter, we completed $2.2 billion of pro rata gross investments including $2.1 billion in acquisitions and loan funding as well as $141 million in development funding. We converted three development projects for an aggregate pro rata amount of $66 million. Additionally, during the quarter we completed pro rata property dispositions and loan payoffs of $488 million.
Notable Investment Activity Completed During the Quarter
Holiday Retirement During the third quarter, we closed on the previously announced acquisition of a portfolio of 85 seniors housing properties owned by Holiday Retirement for $1.58 billion. The portfolio is valued at $152,000 per unit, representing a discount to estimated replacement cost in excess of 30%. Atria Senior Living ("Atria") assumed operations of the portfolio following its acquisition of the Holiday management company. The transaction has significant growth upside through the post-COVID recovery in seniors housing fundamentals, implementation of Atria's technologically advanced operating platform and capital investment in assets.
Additionally during the third quarter, we acquired eight seniors housing communities operated by Holiday Retirement, now Atria, for $115 million or $126,000 per unit, representing a significant discount to replacement cost.
Aspect Health Acquisition As previously announced, we formed a new 95/5 joint venture with Aspect Health and simultaneously acquired seven medical office buildings in infill markets across the New York City metropolitan area for a pro rata investment amount of $98 million. The class-A portfolio has a weighted average remaining lease term of 12 years. With the transaction, we will have a 10-year exclusivity agreement with Aspect Health which allows the joint venture to finance future development projects in the New York City metropolitan area.
StoryPoint Senior Living As previously announced, in August we completed the acquisition of six seniors housing communities located in Ohio and Tennessee for approximately $141 million. In September, we acquired an additional property located in Wisconsin for approximately $19 million. The seven communities will be operated by StoryPoint under a triple-net master lease.
Other Transactions Additionally during the third quarter, we acquired four seniors housing communities for $44 million which were added to the existing RIDEA relationship with Frontier Management and one health system property for $16 million which was added to the in place triple-net lease with ProMedica. We disposed of 21 properties previously leased to Genesis, 13 properties previously leased to ProMedica in addition to one long-term/post-acute property and two medical office buildings for proceeds of $488 million, resulting in a gain on sale of $120 million.
Outlook for Fourth Quarter 2021 The degree to which the COVID-19 pandemic continues to impact our operations and those of our operators and tenants, including the variability in the timing of recovery, is dependent on a variety of factors and remains highly uncertain. Accordingly, we are only introducing earnings guidance for the quarter ended December 31, 2021 and expect to report net income attributable to common stockholders in a range of $0.20 to $0.25 per diluted share and normalized FFO attributable to common stockholders in a range of $0.78 to $0.83 per diluted share. In preparing our guidance, we have made the following assumptions:
•Provider Relief Funds: Our fourth quarter guidance does not include the recognition of any Provider Relief Funds which may be received during the quarter.
•SHO Portfolio Occupancy: Midpoint of normalized FFO guidance assumes a sequential increase in average pro rata occupancy of 140 bps in the fourth quarter.

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•General and Administrative Expenses: We anticipate full year general and administrative expenses to be approximately $129 million to $131 million and stock-based compensation expense to be approximately $19 million.
•Investments: Our fourth quarter 2021 earnings guidance includes only those acquisitions closed or announced to date. Furthermore, no transitions or restructures beyond those announced to date are included.
•Development: We anticipate funding approximately $221 million of development in 2021 relating to projects underway on September 30, 2021.
•Dispositions: We expect pro rata disposition proceeds of $1.6 billion at a blended yield of 7.1% in 2021. This includes approximately $1.2 billion in proceeds from dispositions and loan payoffs completed through September 30, 2021, $283 million of expected proceeds from properties classified as held-for-sale as of September 30, 2021 and $26 million in expected loan payoffs.
Our guidance does not include any additional investments, dispositions or capital transactions beyond those we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our fourth quarter outlook and assumptions on the third quarter 2021 conference call.
Conference Call Information We have scheduled a conference call on Friday, November 5, 2021 at 8:30 a.m. Eastern Time to discuss our third quarter 2021 results, industry trends and portfolio performance. Telephone access will be available by dialing (844) 467-7115 or (409) 983-9837 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through November 19, 2021. To access the rebroadcast, dial (855) 859-2056 or (404) 537-3406 (international). The conference ID number is 9392405. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), normalized FFO, NOI, SSNOI, REVPOR and SS REVPOR to be useful supplemental measures of our operating performance. These supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the Company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent costs unrelated to property operations or transaction costs. These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and sub-leases, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post

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completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties.
REVPOR represents the average revenues generated per occupied room per month at our Seniors Housing Operating properties. It is calculated as our pro rata version of total resident fees and services revenues from the income statement divided by average monthly occupied room days. SS REVPOR is used to evaluate the REVPOR performance of our properties under a consistent population which eliminates changes in the composition of our portfolio. It is based on the same pool of properties used for SSNOI and includes any revenue normalizations used for SSNOI. We use REVPOR and SS REVPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended September 30, 2021, which is available on the Company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the duration and scope of the COVID-19 pandemic; the impact of the COVID-19 pandemic on occupancy rates and on the operations of Welltower and its operators/tenants; actions governments take in response to the COVID-19 pandemic, including the introduction of public health measures and other regulations affecting Welltower’s properties and the operations of Welltower and its operators/tenants; uncertainty regarding the implementation and impact of the CARES Act and future stimulus or other COVID-19 relief legislation; the effects of health and safety measures adopted by Welltower and its operators/tenants related to the COVID-19 pandemic; increased operational costs as a result of health and safety measures related to COVID-19; the impact of the COVID-19 pandemic on the business and financial condition of operators/tenants and their ability to make payments to Welltower; disruptions to Welltower's property acquisition and disposition activity due to economic uncertainty caused by COVID-19; general economic uncertainty in key markets as a result of the COVID-19 pandemic and a worsening of global economic conditions or low levels of economic growth; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to

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pay rent and repay loans; Welltower’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower’s properties; changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower’s ability to maintain Welltower’s qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower’s reports filed from time to time with the SEC. Finally, Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

3Q21 Earnings Release	November 4, 2021
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	September 30,
	2021	2020
Assets
Real estate investments:
Land and land improvements	$3,698,858	$3,386,072
Buildings and improvements	29,775,951	27,782,471
Acquired lease intangibles	1,653,415	1,509,053
Real property held for sale, net of accumulated depreciation	251,152	362,886
Construction in progress	562,487	414,833
Less accumulated depreciation and intangible amortization	(6,634,061)	(6,002,775)
Net real property owned	29,307,802	27,452,540
Right of use assets, net	526,614	480,861
Real estate loans receivable, net of credit allowance	1,115,645	414,706
Net real estate investments	30,950,061	28,348,107
Other assets:
Investments in unconsolidated entities	977,955	822,586
Goodwill	68,321	68,321
Cash and cash equivalents	303,982	1,603,740
Restricted cash	58,663	551,593
Straight-line rent receivable	346,159	334,203
Receivables and other assets	774,884	813,047
Total other assets	2,529,964	4,193,490
Total assets	$33,480,025	$32,541,597

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$290,996	$—
Senior unsecured notes	11,116,067	11,321,573
Secured debt	2,262,345	2,459,659
Lease liabilities	544,547	427,842
Accrued expenses and other liabilities	1,093,959	1,041,368
Total liabilities	15,307,914	15,250,442
Redeemable noncontrolling interests	389,195	330,053
Equity:
Common stock	436,640	418,361
Capital in excess of par value	22,148,859	20,835,026
Treasury stock	(108,478)	(94,022)
Cumulative net income	8,605,064	8,163,869
Cumulative dividends	(14,115,705)	(13,088,891)
Accumulated other comprehensive income	(103,177)	(126,469)
Total Welltower Inc. stockholders’ equity	16,863,203	16,107,874
Noncontrolling interests	919,713	853,228
Total equity	17,782,916	16,961,102
Total liabilities and equity	$33,480,025	$32,541,597

3Q21 Earnings Release	November 4, 2021

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2021	2020	2021	2020
	Revenues:
	Resident fees and services	$835,617	$740,956	$2,299,972	$2,360,488
	Rental income	357,984	275,046	1,015,550	1,061,311
	Interest income	39,864	16,750	97,891	48,060
	Other income	6,332	4,122	19,438	14,092
	Total revenues	1,239,797	1,036,874	3,432,851	3,483,951
	Expenses:
	Property operating expenses	729,400	634,717	1,989,383	1,977,262
	Depreciation and amortization	267,754	255,532	753,065	795,704
	Interest expense	122,522	124,851	368,005	393,215
	General and administrative expenses	32,256	31,003	93,618	100,546
	Loss (gain) on derivatives and financial instruments, net	(8,078)	1,395	(6,503)	10,480
	Loss (gain) on extinguishment of debt, net	(5)	33,004	50,964	33,253
	Provision for loan losses, net	(271)	2,857	7,309	11,351
	Impairment of assets	1,490	23,313	48,750	126,291
	Other expenses	3,575	11,544	26,256	37,247
	Total expenses	1,148,643	1,118,216	3,330,847	3,485,349
	Income (loss) from continuing operations before income taxes
	and other items	91,154	(81,342)	102,004	(1,398)
	Income tax (expense) benefit	(4,940)	(2,003)	(6,662)	(9,678)
	Income (loss) from unconsolidated entities	(15,832)	(5,981)	(10,759)	(8,341)
	Gain (loss) on real estate dispositions, net	119,954	484,304	223,702	902,991
	Income (loss) from continuing operations	190,336	394,978	308,285	883,574

	Net income (loss)	190,336	394,978	308,285	883,574
Less:	Net income (loss) attributable to noncontrolling interests (1)	10,673	69,393	30,819	68,459
	Net income (loss) attributable to common stockholders	$179,663	$325,585	$277,466	$815,115
	Average number of common shares outstanding:
	Basic	428,031	417,027	420,955	414,822
	Diluted	429,983	418,987	422,835	416,860
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.42	$0.78	$0.66	$1.96
	Diluted(2)	$0.42	$0.77	$0.65	$1.94
	Common dividends per share	$0.61	$0.61	$1.83	$2.09

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.

3Q21 Earnings Release	November 4, 2021

FFO Reconciliations				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income (loss) attributable to common stockholders	$179,663	$325,585	$277,466	$815,115
Depreciation and amortization	267,754	255,532	753,065	795,704
Impairments and losses (gains) on real estate dispositions, net	(118,464)	(460,991)	(174,952)	(776,700)
Noncontrolling interests(1)	(11,095)	48,559	(40,202)	(3,389)
Unconsolidated entities(2)	27,881	16,329	66,369	46,005
NAREIT FFO attributable to common stockholders	345,739	185,014	881,746	876,735
Normalizing items, net(3)	(3,472)	167,597	124,680	256,150
Normalized FFO attributable to common stockholders	$342,267	$352,611	$1,006,426	$1,132,885

Average diluted common shares outstanding	429,983	418,987	422,835	416,860

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$0.42	$0.77	$0.65	$1.94
NAREIT FFO	$0.80	$0.44	$2.09	$2.10
Normalized FFO	$0.80	$0.84	$2.38	$2.72

Normalized FFO Payout Ratio:
Dividends per common share	$0.61	$0.61	$1.83	$2.09
Normalized FFO attributable to common stockholders per share	$0.80	$0.84	$2.38	$2.72
Normalized FFO payout ratio	76%	73%	77%	77%

Other items:(5)
Net straight-line rent and above/below market rent amortization(6)	$(19,809)	$(18,729)	$(58,672)	$(69,286)
Non-cash interest expenses(7)	6,223	4,339	14,572	9,437
Recurring cap-ex, tenant improvements, and lease commissions	(22,722)	(19,443)	(54,581)	(59,638)
Stock-based compensation(8)	4,479	6,565	13,989	20,279

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.
(5) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(6) Excludes normalized other impairment (see Exhibit 2).
(7) Excludes normalized incremental interest expense (see Exhibit 2).
(8) Excludes certain severance related stock-based compensation recorded in other expense (see Exhibit 2).

3Q21 Earnings Release	November 4, 2021

Normalizing Items				Exhibit 2
(in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2021		2020	2021	2020
Loss (gain) on derivatives and financial instruments, net	$(8,078)	(1)	$1,395	$(6,503)	$10,480
Loss (gain) on extinguishment of debt, net	(5)		33,004	50,964	33,253
Provision for loan losses, net	(271)	(2)	2,857	7,309	11,351
Nonrecurring income tax benefits	—		—	(6,298)	—
Incremental interest expense	—		—	—	5,871
Other impairment	—		112,398	49,241	146,508
Other expenses	3,575	(3)	11,544	26,256	37,247
Leasehold interest adjustment	(640)	(4)	—	(640)	—
Casualty losses, net of recoveries	998	(5)	—	998	—
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	949	(6)	6,399	3,353	11,440
Net normalizing items	$(3,472)		$167,597	$124,680	$256,150

Average diluted common shares outstanding	429,983		418,987	422,835	416,860
Net normalizing items per diluted share	$(0.01)		$0.40	$0.29	$0.61

(1) Primarily related to mark-to-market of the equity warrants received as part of the Safanad/HC-One transaction that closed in the second quarter.
(2) Primarily related to reserves for loan losses under the current expected credit losses accounting standard.
(3) Primarily related to non-capitalizable transaction costs, including an accrual for noncapitalizable promotes.
(4) Represents $13,214,000 of revenues and $12,574,000 of property operating expenses associated with a leasehold portfolio interest relating to 26 properties assumed by a wholly-owned affiliate in conjunction with the Holiday Retirement transaction. Subsequent to the initial transaction, we purchased eight of the leased properties and one of the properties was sold by the landlord and removed from the lease. No rent will be paid in excess of net cash flow relating to the leasehold properties and therefore, the net impact each quarter will be excluded from Normalized FFO.

(5) Primarily relates to casualty losses net of any insurance recoveries.
(6) Primarily related to non-capitalizable transaction costs.

Outlook Reconciliation: Quarter Ending December 31, 2021		Exhibit 3
(in millions, except per share data)	Current Outlook
	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$87	$109
Impairments and losses (gains) on real estate dispositions, net(1,2)	(36)	(36)
Depreciation and amortization(1)	291	291
NAREIT FFO and Normalized FFO attributable to common stockholders	342	364

Diluted per share data attributable to common stockholders:
Net income	$0.20	$0.25
NAREIT FFO and Normalized FFO	$0.78	$0.83

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(19)	$(19)
Non-cash interest expenses	4	4
Recurring cap-ex, tenant improvements, and lease commissions	(43)	(43)
Stock-based compensation	5	5

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated gains on expected dispositions.

3Q21 Earnings Release	November 4, 2021

Reconciliation of SHO SS REVPOR Growth		Exhibit 4
(in thousands except SS REVPOR)	Three Months Ended
	September 30,
	2021	2020
Consolidated SHO revenues	$839,519	$742,065
Unconsolidated SHO revenues attributable to WELL(1)	45,991	42,574
SHO revenues attributable to noncontrolling interests(2)	(73,414)	(58,505)
SHO pro rata revenues(3)	812,096	726,134
Non-cash revenues on same store properties	(562)	(848)
Revenues attributable to non-same store properties	(142,217)	(54,813)
Currency and ownership adjustments(4)	(448)	2,266
Other normalizing adjustments(5)	—	(1,481)
SHO SS revenues(6)	668,869	671,258
Average occupied units/month(7)	39,716	40,736
SHO SS REVPOR(8)	$5,568	$5,448
SS REVPOR YOY growth	2.2%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner and includes an adjustment to remove revenues related to certain leasehold properties. See Exhibit 2 for more information.
(3) Represents SHO revenues at Welltower pro rata ownership.
(4) Includes where appropriate adjustments to reflect consistent property ownership percentages, to translate Canadian properties at a USD/CAD rate of 1.2684 and to translate UK properties at a GBP/USD rate of 1.38.

(5) Represents aggregate normalizing adjustments which are individually less than .50% of SSNOI growth.
(6) Represents SS SHO revenues at Welltower pro rata ownership.
(7) Represents average occupied units for SS properties on a pro rata basis.
(8) Represents pro rata SS average revenues generated per occupied room per month.

Reconciliation of Sequential SS Revenue Growth		Exhibit 5
(in thousands)	Three Months Ended
	September 30, 2021	June 30, 2021
Consolidated SHO revenues	$839,519	$742,549
Unconsolidated SHO revenues attributable to WELL(1)	45,991	45,032
SHO revenues attributable to noncontrolling interests(2)	(73,414)	(59,346)
SHO pro rata revenues(3)	812,096	728,235
Non-cash revenues on same store properties	(562)	(572)
Revenues attributable to non-same store properties	(142,217)	(77,938)
Currency and ownership adjustments(4)	(448)	(3,621)
SHO SS revenues(5)	$668,869	$646,104
Sequential SS Revenue growth	3.5%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner and includes an adjustment to remove revenues related to certain leasehold properties. See Exhibit 2 for more information.
(3) Represents SHO revenues at Welltower pro rata ownership.
(4) Includes where appropriate adjustments to reflect consistent property ownership percentages, to translate Canadian properties at a USD/CAD rate of 1.2684 and to translate UK properties at a GBP/USD rate of 1.38.

(5) Represents SS SHO revenues at Welltower pro rata ownership.